Dodie Kent
                                          Vice President and Counsel
                                          212-314-3970
                                          Fax:  212-707-1791
                                          MONY Life Insurance Company of America
                                          1290 Avenue of the Americas
                                          New York, New York 10104

February 3, 2006


Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         Re:   MONY America Variable Account L
               Registration No. 333-102233

Commissioners:

MONY Life Insurance Company of America ("MONY America") pursuant to Rule 477 under the Securities Act of 1933 requests the withdrawal of its initial Registration Statement submission made on Form N-6 on December 27, 2002, accession number 0000950109-02-006366. There are no applicable contract owners.

Please contact the undersigned if there are any questions in connection with this matter.

Very truly yours,



/s/ Dodie Kent